GAYLORD CONTAINER CORPORATION EMPLOYEE STOCK PURCHASE PLAN
- ----------------------------------------------------------

TABLE OF CONTENTS
- -----------------
                                                       Page
                                                       ----

INDEPENDENT AUDITORS' REPORT                             1

FINANCIAL STATEMENTS:
Statement of Financial Condition,
  September 30, 1994                                     2
Statement of Income and Changes in Plan Equity for
 the period from July 1, 1994 (date of inception)
 through September 30, 1994                              3
Notes to Financial Statements                           4-6




SCHEDULES OMITTED AS NOT APPLICABLE:
Schedule I - Investments
Schedule II - Allocation of plan assets and liabilities to
              investment program
Schedule III - Allocation of plan income and changes in plan equity to investment programs.

INDEPENDENT AUDITORS' REPORT
- ----------------------------

To the Employee Benefits Committee of
  Gaylord Container Corporation:


We have audited the accompanying statement of financial condition of the Gaylord Container Corporation Employee Stock Purchase Plan (the "Plan") at September 30, 1994 and the related statement of income and changes in Plan equity for the period from July 1, 1994 (date of inception) through September 30, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial condition of the Plan at September 30, 1994 and the income and changes in Plan equity for the period from July 1, 1994 (date of inception) through September 30, 1994 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
- -------------------------
Deloitte & Touche LLP

Chicago, IL
January 25, 1995


GAYLORD CONTAINER CORPORATION EMPLOYEE STOCK PURCHASE PLAN
- ----------------------------------------------------------

STATEMENT OF FINANCIAL CONDITION
SEPTEMBER 30, 1994
- -----------------------------------------------------------------------------

                                          1994
                                          ----
PLAN ASSETS:
Investments in Gaylord Container
 Corporation Class A Common Stock,
 at fair value                          $20,222
Receivable from Gaylord Container
 Corporation                             23,837
                                         ------
Total plan assets                        44,059


LIABILITIES                                 -
                                         ------

PLAN EQUITY                             $44,059
                                         ======





See notes to financial statements.


GAYLORD CONTAINER CORPORATION EMPLOYEE STOCK PURCHASE PLAN
- ----------------------------------------------------------

STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
FOR THE PERIOD FROM JULY 1, 1994 (DATE OF INCEPTION)
THROUGH SEPTEMBER 30, 1994
- -----------------------------------------------------------------------------

                                           1994
                                           ----
Realized gain on investments            $    56
Increase in unrealized appreciation
  in fair value of investments            4,758
Deposits by participating employees      39,483
                                         ------
Total income                             44,297
                                         ------

Participant withdrawals                     238
                                         ------
Total withdrawals                           238
                                         ------
PLAN EQUITY:
Net increase for the period              44,059
Beginning of period                         -
                                         ------
End of period                           $44,059
                                         ======

See notes to financial statements.

GAYLORD CONTAINER CORPORATION EMPLOYEE STOCK PURCHASE PLAN
- ----------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

1.  PLAN DESCRIPTION

   Gaylord Container Corporation (the "Company") established the Gaylord Container Corporation Employee Stock Purchase Plan (the "Plan") effective July 1, 1994.

   General - The purpose of the Plan is to provide employees a convenient means to purchase shares of Gaylord Container Corporation Class A Common Stock (the "Shares") through payroll deductions. The Company believes that ownership of Shares by employees will foster greater employee interest in the Company's growth and development. Any employee of the Company is eligible to participate in the Plan on any January 1, April 1, July 1, or October 1 which is a minimum of 30 days after the date of such employee's employment with the Company; provided any employee who is an insider under
   Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (i.e., any Company executive officer or director) is ineligible to participate in the Plan.

   Administration - The Plan is administered by the Employee Benefits Committee, which is appointed by the Compensation and Stock Option Committee of the Board of Directors (the "Committee") of the Company. Commissions or other costs associated with administering the Plan and purchasing Shares are paid by the Company. Such expenses for the period July 1, 1994 through September 30, 1994 were approximately $482. Expenses attributable to a participant's sale of Shares, however, will be paid by the participant. The Plan assets are held by Merrill Lynch Pierce Fenner & Smith, Inc., the servicer of the Plan.

   Contributions - Eligible employees may elect to participate in the Plan and may contribute from $10 per week up to a maximum of 10 percent of such employee's compensation (as defined). Each participant in the Plan will have a "cash account" and a "Share account" established in their name for bookkeeping purposes. The cash account is credited for such participant's payroll deductions during a month and the entire balance of funds in the participants' cash accounts as of the end of the month is used to purchase Shares to be allocated to participants' Share accounts. The cost per Share to participants is the closing price for the Shares as it appears on the American Stock Exchange Composite Transactions on the last day of the month. If the last day of the month is a day on which the American Stock Exchange is closed, the price for such day is determined as of the last preceding day on which the American Stock Exchange was open. As soon as practicable after all necessary Shares have been purchased by the Committee for the benefit of participants, the Committee will allocate such Shares (full and fractional) to participant's Share accounts such that no cash balances will remain in the participants' cash accounts immediately after Shares have been allocated. Through September 30, 1994, all deposits by participating employees were used to purchase the Company's treasury stock, and no cash has been paid to the Plan.

GAYLORD CONTAINER CORPORATION EMPLOYEE STOCK PURCHASE PLAN
- ----------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
- -----------------------------------------------------------------------------

   Distributions - Until Share certificates are issued, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Shares allocated to a participant's Share account.
   Share certificates for the number of whole Shares in each participant's Share account may be issued to participants only upon the receipt by the Committee (or its agent) of a participant's written request indicating the number of Shares (to a maximum of the number of full Shares in the participant's Share account) for which the participant wishes to receive certificates. Share certificates shall be issued to the participant as soon as practicable after the end of the month.

   Voting Rights - Each participant is entitled to exercise voting rights attributable to the shares allocated to his or her account and is notified prior to the time that such rights are to be exercised. The Committee is not permitted to vote any Share for which instructions have not been given by a participant, provided that in the case of votes on routine matters, the Committee shall vote in favor of management all Shares for which a contrary instruction is not received.

   Termination of Employment - Settlement of the accounts of participants whose employment has terminated shall be made as of the beginning of the month following the month in which termination of employment occurred. Distributions are made in the form of certificates for full Shares allocated to such participant's account and not previously distributed, together with a check for any remaining cash balance and the value of any fractional Shares allocated to such participant's account based on the closing price for the Shares as it appears on the American Stock Exchange Composite Transactions on the last day of the month during which termination of employment occurred.

   Termination of Plan - It is the intention of the Company to continue the Plan indefinitely; however, the Company reserves the right to amend this Plan at any time and in any respect and to terminate this Plan at any time by action of the Committee. In the event of Plan termination, the Committee will make an allocation of Shares to the Share accounts of the participants and distribute to each participant all of the full Shares held in such participant's Share account plus an amount of cash equal to the balance in such participant's cash account and the amount of any fractional Shares in such participant's Share account.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Investments - The Shares of the Company are stated at fair value determined by reference to quoted market prices.

   Realized gain on investments - The "average cost method" was used to determine the aggregate cost of investments sold which was $182 for the period July 1, 1994 (date of inception) through September 1994. Aggregate proceeds from the sale of investments were $238.

GAYLORD CONTAINER CORPORATION EMPLOYEE STOCK PURCHASE PLAN
- ----------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS - (CONCLUDED)
- -----------------------------------------------------------------------------

3. TAX STATUS

   The Plan as it has been described herein is not exempt from Federal income tax under Section 501(a) of the Internal Revenue Code.

4. INVESTMENTS

   The Plan's investments at September 30, 1994 are presented in the following table:

   Gaylord Container Corporation
   Class A Common Stock:
   Number of Shares            2,379
                               =====

   Cost                      $15,464
                              ======

   Fair value
    ($8.50 per share)        $20,222
                              ======



























                                       6


